SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement            [  ]  Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e) (2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

                            PENDARIES PETROLEUM LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X]  No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.
      (1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:

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      (3)   Per unit  price  or other  underlying  value of transaction computed pursuant to Exchange Act Rule0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)   Proposed maximum aggregate value of transaction:

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      (5)   Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

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      (2)   Form, Schedule or Registration Statement No.:

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      (3)   Filing Party:

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      (4)   Date Filed:

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


                            PENDARIES PETROLEUM LTD.
                           8 Greenway Plaza, Suite 910
                              Houston, Texas 77046

              Notice of Annual and Special Meeting of Shareholders
                           to be held on June 11, 1999

         NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the "Meeting") of the shareholders of Pendaries Petroleum Ltd. ("Pendaries" or the "Company") will be held in The Houston City Club, Nine Greenway Plaza, Houston, Texas, on Friday, the 11th day of June, 1999 at 9:00 o'clock in the morning (Houston time) for the following purposes:

1. To receive the financial statements of the Company for the year ended December 31, 1998, together with the auditors' report thereon;

2.       To elect the board of directors of the Company;

3.       To amend the Company's 1997 Stock Option Plan;

4. To reappoint Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending December 31, 1999 and to authorize the directors to fix the auditors' remuneration; and

5. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

         The specific details of the matters proposed to be put before the Meeting are set forth in the Proxy Statement accompanying and forming part of this Notice.

         Shareholders of Pendaries who are unable to attend the Meeting in person are requested to date and sign the enclosed Proxy and to mail it to or deposit with the Company's transfer agent, CIBC Mellon Trust Company, Proxy Dept., 200 Queen's Quay East, Unit 6, Toronto, Ontario M5A 4K9. In order to be valid and acted upon at the Meeting, forms of proxy must be returned to the aforesaid address not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for the holding of the Meeting or any adjournment thereof.

         Shareholders are cautioned that the use of the mail to transmit proxies is at each shareholder's risk.

         The Board of Directors of Pendaries has fixed the record date for the Meeting at the close of business on April 28, 1999 (the "Record Date"). Only shareholders of Pendaries of record as at that date are entitled to receive notice of the Meeting. Shareholders of record will be entitled to vote those shares included in the list of shareholders entitled to vote at the Meeting prepared as at the Record Date.

                       BY ORDER OF THE BOARD OF DIRECTORS


                                                     Charles R. Erickson
                                                     Corporate Secretary

April 19, 1999

                            PENDARIES PETROLEUM LTD.
                           8 Greenway Plaza, Suite 910
                              Houston, Texas 77046

                                 Proxy Statement

                   Annual and Special Meeting of Shareholders
                       to be held on Friday, June 11, 1999

                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation by management of Pendaries Petroleum Ltd. ("Pendaries" or the "Company") to be used at the Company's Annual and Special Meeting of Shareholders (the "Meeting") to be held at the time and place and for the purposes set forth in the Notice of Annual and Special Meeting accompanying this Proxy Statement. The approximate date of mailing of this Proxy statement and the accompanying instrument of proxy is April 28, 1999. The costs of such solicitation will be borne by the Company. The solicitation will be primarily by mail. Directors, officers and regular employees of the Company may also solicit proxies by telephone, facsimile, or in person.

         The persons specified in the enclosed form of proxy are directors and officers of the Company. Each shareholder has the right to appoint a person (who need not be a shareholder) other than the persons designated in the enclosed form of proxy to attend and act for the shareholder and on the shareholder's behalf at the Meeting or any adjournment thereof. This right may be exercised by inserting the name of the shareholder's nominee in the space provided, or by completing another appropriate form of proxy. In either case, the proxy form should be dated and must be executed by the shareholder, or his or her attorney authorized in writing, and returned to the Company's transfer agent CIBC Mellon Trust Company, Proxy Dept., 200 Queen's Quay East, Unit 6, Toronto, Ontario M5A 4K9, at least 48 hours prior to the time of the Meeting or any adjournment thereof.

                  VOTING BY PROXIES AND EXERCISE OF DISCRETION

         The common shares (the "Shares") of the Company represented by proxies in favor of Management will be voted or withheld from voting by the persons named in the form of proxy in accordance with the directions of the shareholder appointing them. In the absence of any direction to the contrary, it is intended that the Shares represented by proxies in favor of management will be voted: (A) FOR the resolution, if proposed at the Meeting, permitting two or more director nominees to be elected by a single resolution and vote; (B) FOR the election of the directors nominated as set forth below; (C) FOR the amendment to the Company's 1997 Stock Option Plan; and (D) FOR the reappointment of the auditors; all as described in this Proxy Statement. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to matters not specifically mentioned in the Notice of Annual and Special Meeting but which may properly come before the Meeting or any adjournment thereof. Management knows of no such amendments, variations or other matter to come before the Meeting other than the matters referred to in the Notice of Annual and Special Meeting and routine matters incidental to the conduct of the Meeting. If any further or other matter is properly brought before the Meeting, the persons designated in the enclosed form of proxy will vote thereon in accordance with their best judgment pursuant to the discretionary authority conferred by such proxy with respect to such matter.


                             REVOCABILITY OF PROXIES

         A proxy given to this solicitation may be revoked, as to any motion on which a vote has not already been cast pursuant to the authority conferred by it, by instrument in writing, including another proxy bearing a later date, executed by the shareholder or by his or her attorney authorized in writing or, if the shareholder is a corporation, by any officer or attorney thereof duly authorized, and deposited either at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.

                            VOTING SHARES AND QUORUM

         The holders of record of Shares as at the close of business on April 28, 1999 (the "Record Date") are entitled to receive notice of the Meeting and will be entitled to vote at the Meeting, except that a transferee of such Shares acquired after the Record Date shall be entitled to vote the transferred Shares at the Meeting if the transferee produces properly endorsed certificates for such Shares or otherwise establishes that the transferee owns such Shares and demands by written request, delivered to the Company at its executive office, 8 Greenway Plaza, Suite 910, Houston, Texas 77046, no later than ten days before the Meeting, that his or her name be included in the list of shareholders entitled to vote at the Meeting. Abstentions are included in the determination of the number of Shares present and voting and are counted as abstentions in tabulating the votes cast on nominations or proposals presented to shareholders. Broker non-votes are not included in the determination of the number of Shares present and voting or as a vote with respect to such nominations or proposals.

         On the Record Date there were 8,829,470 Shares issued and outstanding. A majority of such shares present in person, or represented by proxy, is necessary to constitute a quorum. Each Share entitles the holder thereof to one vote. For information concerning beneficial ownership of the Shares by (i) any shareholders known to the Company to beneficially own more than 5% of the issued and outstanding Shares, and (ii) all executive officers and directors individually and as a group, refer to the "Principal Shareholders" information on page 18.

ITEM A:  ELECTION OF DIRECTORS

           Directors elected at the Meeting will serve until the next annual meeting of shareholders or, subject to the Company's by-laws and to applicable laws, until their successors are elected or appointed. It is the intention of the persons named in the enclosed form of proxy, unless instructed otherwise, to vote FOR the election of each proposed nominee listed below as a director.

The Company's governing statute, the Business Corporations Act (New Brunswick) (the "Act"), provides for cumulative voting for the election of directors such that each shareholder entitled to vote for the election of directors has the right to cast a number of votes equal to the number of votes attached to the Shares held by such shareholder multiplied by the number of directors to be elected, and may cast all such votes in favor of one candidate or distribute them among the candidates in any manner. For this proxy, the shareholder will cast the number of votes equal to the number of Shares held by the shareholder multiplied by 6. The distribution of votes among the nominees shall be designated on the proxy instrument. A vote in favor of the election of more than one nominee without an indication as to how the votes are to be distributed among the nominees shall mean that the votes are to be distributed equally among all nominees voted for by the shareholder. If no specification is made for any nominee, it shall mean that the proxy nominees are instructed to vote FOR all of the following nominees with the votes distributed equally among all nominees. There is no condition precedent to exercise the right to vote cumulatively. The Act further provides that a separate vote of shareholders shall be taken with respect to each proposed director unless a resolution is passed unanimously permitting two or more persons to be elected by a single resolution. It is expected that at the Meeting a motion will be made in favor of such a resolution in order to permit the election of directors by way of a single resolution.

         Management does not expect that any of the proposed nominees will be unable to serve as a director. However, if any of the proposed nominees are for any reason unable to serve as a director, the persons named in the enclosed form of proxy will use their best judgment in voting for an alternative nominee.

         Consistent with the Company's stated objective of reducing general and administrative costs, the size of the board of directors is being reduced from ten directors to six directors. The following table indicates the names of the proposed nominees, their present principal occupations or employment, all other positions and offices with the Company now held by them, if any, and the period or periods during which they have served as directors and the number of Shares beneficially owned, or over which control or discretion is exercised by them.

                         NOMINEES FOR BOARD OF DIRECTORS

      Name and                    Principal Occupation             Director           Number of Shares
Municipality of Residence            and Business                   Since             Beneficially Owned(5)
-------------------------            ------------                   -----             ---------------------
   Directors

   Robert E. Rigney(1)          Chairman and Chief Executive         1996                 567,039
   Houston, Texas               Officer of the Company

   Ben F. Barnes                Businessman                            -                  149,494
   Austin, Texas

   Paul H. Farrar(2)(3)         Chairman, Adelaide Capital           1996                  68,901
   Toronto, Ontario             Corporation

   Bobby J. Fogle(3)            Vice-President, Finance              1997                  87,066
   Houston, Texas               of the Company

   Shingyi Ho                   Vice-President of the Company        1996                 256,219
   Beijing, China

   James C. Roe(2)(3)(4)        Businessman                          1996                 126,531
   Sugar Land, Texas

(1)      Member of Compensation Committee
(2)      Member of Audit Committee
(3)      Member of Finance Committee
(4)      Member of Corporate Governance Committee
(5) For the basis on which beneficial ownership is determined see"Principal Shareholders" on page 18.

The Company does not have an executive committee of the Board of Directors.

                            Directors of the Company

         Information as to the names, ages, positions and offices with Pendaries and its subsidiary, Sino-American Energy Corporation ("Sino-American"), terms of office, periods of service, business experience during the past five years and certain other directorships held by each current director of Pendaries is set forth below:
         Robert E. Rigney, 67, is Chairman, Chief Executive Officer and a Director of the Company and Sino-American since inception in 1996, and prior thereto, of Setsco, since its inception in 1994. Mr. Rigney has been a diplomat, oil company executive and consultant in Asia for over 20 years. Mr. Rigney has been responsible for obtaining oil concessions in China, Indonesia and other Asian countries. He has also assisted various Chinese oil and gas enterprises to train their employees in the use of Western oil and gas technology and applications.

         Ben F. Barnes, 61, has been a Director of Sino-American since 1996. Mr. Barnes has been active in politics in Texas for more than thirty years. Since 1973, Mr. Barnes has been employed as a business consultant working with organizations such as MARTA Technologies (dealing in energy and environmental technology), and Ranger Insurance. He served as Lieutenant Governor of Texas from 1969 to 1973.

         Paul H. Farrar, 64, has been a Director of the Company since 1996. Since 1994 he has served as Chairman of Adelaide Capital Corporation, a finance services corporation, and a director of various other companies. Mr. Farrar was a Senior Vice-President of a Canadian chartered bank prior to 1994.

         Bobby J. Fogle, 53, serves as Director and Vice-President, Finance of the Company, and Director and Chief Financial Officer of Sino-American. Prior to joining Sino-American in 1996, Mr. Fogle was employed by The Keplinger Companies, Inc. from 1976 to 1996 in various capacities including controller, vice-president, treasurer, executive vice-president and director.

         Shingyi Ho, 53, has been Vice-President and a Director of the Company and Sino-American since 1996. Prior to 1996 Mr. Ho worked for the predecessor company, Setsco, for two years. Mr. Ho is the Company's senior executive in its Beijing office and is the principal liaison with the Chinese ministries, governmental authorities and agencies. He has worked for more than 15 years in the energy business in China representing a variety of western companies such as Input-Output, Kerr-McGee, Valero Energy and Landmark Graphics.

         James C. Roe, 69, has been a Director of the Company and Sino-American since 1996. Mr. Roe was Vice-President/Owner of Delta-X Corporation from 1973 until the sale of that corporation in February of 1997. Delta-X is engaged in the design, manufacture, and sale of high technology automation systems used in oil producing operations. Mr. Roe has spent his entire career in various sales and management positions in the oil services industry prior to joining Delta-X Corporation in 1973.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

Statement of Executive Compensation

         All compensation amounts are expressed in U.S. dollars unless otherwise noted. For amounts expressed in Canadian dollars the exchange rate, as of April 27, 1999, was U.S.$1.00 : Cdn $1.47. For the purpose of reporting executive remuneration paid in 1998, there were four individuals, besides the Chief Executive Officer, employed as executive officers of the Company during the year who received salary and bonus in excess of Cdn. $100,000 (collectively with the Chief Executive Officer, the "Named Executive Officers"). The aggregate cash compensation paid to the Named Executive Officers by the Company and its subsidiaries for services rendered during 1998 was $537,836.


                           Summary Compensation Table

         The following table sets out a summary of executive compensation for the Named Executive Officers for each of the Company's last three completed fiscal years.

                                              Annual Compensation                              Long Term Compensation
                                              -------------------                              ----------------------
                                                                                 Shares         Restricted
                                                                                  Under         Shares or
                                                                    Other      Options/SARs     Restricted     LTIP       All Other
Name and Principal Position     Year      Salary      Bonuses   Compensation(1)  Granted        Share Units   Payouts   Compensation
---------------------------     ----      ------      -------   ---------------  -------        -----------   -------   ------------

Robert E. Rigney                1998     $184,999     $    -     $  5,775         25,000             -           -           -
Chief Executive Officer         1997      127,003       5,000      13,824         12,500             -           -           -
                                1996       76,665      10,952      12,412         25,000             -           -           -

Bobby J. Fogle                  1998     $118,333     $    -     $  4,535         15,000             -           -           -
Vice President - Finance        1997       93,274       5,000       6,243         50,000             -           -           -
                                1996       34,000       8,000      14,121             -              -           -       $11,000

Charles R. Erickson(2)          1998     $ 89,171     $    -     $  2,767             -              -           -           -
Legal Counsel, Corp. Sec.       1997           -           -           -              -              -           -           -
                                1996           -           -           -              -              -           -           -

Philip R. Henry                 1998     $ 76,333     $    -     $  2,335          7,500             -           -           -
Vice President-Operations       1997       75,549       5,000       3,050         20,000             -           -           -
                                1996       15,600       6,500       1,019             -              -           -       $15,000

Shingyi Ho                      1998     $ 69,000     $    -     $  3,462          6,000             -           -           -
Vice President, Beijing         1997           -           -           -          12,500             -           -           -
                                1996           -           -           -          25,000             -           -           -

(1) Includes car allowances.
(2) Mr. Erickson was hired in 1998.

Stock Options

         The Company has in effect the 1997 Stock Option Plan (the "Plan") pursuant to which stock options may be granted to full and part-time employees, officers, directors, and consultants of the Company and its subsidiaries, from time to time, as the board of directors of the Company may determine. The Plan allows the granting of non-qualified stock options. Under the terms of the Plan, there currently remains 84,800 Shares available for issuance out of the 750,000 Shares originally authorized for issuance under the Plan. The terms of options granted under the Plan are determined by the Board of Directors, provided that no option may be granted for a period exceeding 10 years from the date of the grant, or such lesser period of time as permitted, from time to time, by the applicable rules of The Toronto Stock Exchange (the "TSE") and the American Stock Exchange (the "AMEX"). The purchase price of any Shares purchased pursuant to the exercise of any option under the Plan is fixed by the board of directors but may not be less than the lowest purchase price permitted under the rules of the TSE and AMEX. All options granted under the Plan must be in accordance with the policies and procedures of the TSE and AMEX.

         As of December 31, 1998, the Company had granted to the Named Executive Officers pursuant to the Plan, non-qualified stock options which, in the aggregate, represented rights to acquire 127,500 Shares. These options are exercisable at prices ranging from Cdn. $10.75 to Cdn. $19.00, with a weighted average exercise price of Cdn. $14.80. Of the total outstanding options held by the Named Executive Officers, all 127,500 options were exercisable as of December 31, 1998.

Option Exercises and Holdings

         The following table sets forth information with respect to the Named Executive Officers concerning unexercised options held as of December 31, 1998. None of the options are "in-the-money." Options are "in-the-money" if the market price of a Share exceeds the exercise price of the option.


                     Aggregated Option/SAR Exercises in 1998
                      And Fiscal-Year End Option/SAR Values

                                                          Number of Shares
                                                       Underlying Unexercised        Value of Unexercised
                                         Aggregate          Options at                  In-The-Money
                       Shares             Value          December 31, 1998               Options at
                  Acquired on Exercise   Realized     Exercisable Unexercisable(1)    Decemeber 31, 1998
                  --------------------   --------     ----------- ----------------    ------------------

Robert E. Rigney            -               -           62,500         -                     -
Bobby J. Fogle              -               -           65,000         -                     -
Charles R. Erickson         -               -           25,000(2)      -                     -
Philip R. Henry             -               -           27,500         -                     -
Shingyi Ho                  -               -          143,500(3)      -                     -

(1)  All options vest and are exercisable immediately upon grant.
(2) Represents 25,000 Sino-American options granted June 30, 1995 with an exercise price of $ 1.25 per share. These options have an expiration date of June 30, 2000.
(3) Includes 100,000 Sino-American options granted on June 30, 1994 with an exercise price of $ 1.00 per share. These options have an expiration date of June 30, 1999.

Stock Option Grants

         The following table contains information concerning the grant of stock options during 1998 to the Named Executive Officers under the Company's 1997 Stock Option Plan:

                      Option/SAR Grants in Last Fiscal Year


                                             Individual Grants                                        Grant Date Value
                                             -----------------                                        ----------------
                           Number of          % of Total
                            Shares           Options/SARs
                          Underlying          Granted to           Exercise or                           Grant Date
                         Options/SARs          Employees           Base Price        Expiration         Present Value
        Name            Granted (#)(1)      In Fiscal Year        (Cdn.$/Share)         Date             (U.S.$)(2)
        ----            --------------      --------------        -------------         ----             ----------

Robert E. Rigney            25,000               31.4%               $10.75           01/08/2003           $63,425
Bobby J. Fogle              15,000               18.8%               $10.75           01/08/2003           $38,055
Charles R. Erickson            -                   -                    -                  -                  -
Philip R. Henry              7,500                9.4%               $10.75           01/08/2003           $19,027
Shingyi Ho                   6,000                7.5%               $10.75           01/08/2003           $15,222

(1) The options were granted on January 8, 1998 and became exercisable immediately upon grant.
(2) Estimated present values are based on the Black-Scholes Model,a complicated mathematical formula used to value exchange-traded options. The stock options granted by the Company are long term and non-transferable, while exchange - traded options are short term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model considers a number of factors, including the expected volatility of the stock, interest rates, and the estimated time period until exercised of the option. In calculating the grant date present values set forth in the table, the following ranges of assumptions were used: daily volatility for Shares of 25.74%, risk-free rate of return of 5.36% and an estimated time period of 5 years until exercise. In each case, the risk-free rate was based on a 5 year government note as of the grant date and no dividend yield. No adjustments were made for non-transferability or risk of forfeiture. The ultimate value of the option will depend on the future market price of the Company's Shares, which cannot be forecast with reasonable accuracy.

                             EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

     During 1998, the compensation committee of the Company consisted of Messrs. Robert E. Rigney, John T. Evans and Robert W. Martin with Messrs. Evans and Martin being independent directors. Mr. Rigney serves as the Chairman of the Board and Chief Executive Officer of the Company and its subsidiaries. To the Company's knowledge, there are no other inter-relationships involving members of the Compensation Committee or other directors of the Company requiring disclosure.


Board Compensation Committee Report on Executive Compensation

         The Compensation Committee of the board of directors (the "Committee") is responsible for making recommendations to the board of directors regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers. The Committee also administers the Company's stock option and stock compensation plans for all officers, directors, and employees.

         The basic policy adopted by the board of directors is to ensure that salary levels and compensation incentives are designed to attract and retain qualified individuals in key positions commensurate with the level of executive responsibility, the type and scope of the Company's operations, and the
Company's financial condition and performance. The overall compensation philosophy is (i) that the Company pay base salaries which are high enough to attract capable people, around the median salaries of comparable companies, (ii) that the main focus of compensation be on long-term incentives, (iii) that all employees be encouraged to be shareholders, and (iv) that all employees be compensated for team effort more than individual performance. The components of this philosophy consist of (i) competitive base salaries and (ii) stock options for employees.

         Because the Company is in its development stage and does not yet have any material revenues, the Committee has not yet established quantitative criteria on which to base its evaluation of individual executive performance. It is the Committee's intent to change this policy once the Company has revenues from its China properties. In determining both salary and other compensation, the Committee weighs individual performance, the executive's position and responsibility in the organization, the executive's experience and expertise and compensation for comparable positions at comparable companies, Company results, and his or her contributions made to the effectiveness of the management team. The Committee's approach is subjective. It takes into account published salary surveys of other peer exploration and production companies located in Houston and south Texas to determine comparable salaries. In making recommendations, the Committee exercises subjective judgement using no specific weights for these factors and also relies heavily on the recommendations of the Chief Executive Officer with regard to individual performance. With respect to the Chief
Executive Officer, the independent members of the Committee review his performance and determine his compensation. This also is a subjective determination.

         Section 162(m) of the Internal Revenue Code. The Compensation Committee does not propose to adopt any particular policy with respect to Section 162(m) of the Internal Revenue Code, which was adopted by Congress in 1993 and limits the deductibility of compensation paid to any individual in excess of $1 million per year. The Company has not paid and does not anticipate paying compensation at these levels, and even including the unrealized value of unexercised stock options granted in any given year, does not believe that these provisions will be relevant to the Company's executive compensation levels for the foreseeable future.

     The foregoing report has been furnished by the following members of the Committee. Mr. Rigney is a current officer of the Company.

                           The Compensation Committee

                                Robert E. Rigney
                                John T. Evans
                                Robert W. Martin


Compensation of Directors

         The Company does not have a standard arrangement for the compensation of the directors. Board members are reimbursed for travel and other out-of-pocket expenses incurred in attending board of director meetings. Of the Company's related directors, Robert E. Rigney was awarded options to purchase 25,000 Shares, Marvin Yontef and Bobby J. Fogle were each awarded options to purchase 15,000 Shares and Shingyi Ho was awarded options to purchase 6,000 Shares in 1998 under the Company's Stock Option Plan. In some cases, the awards of options and Shares were made during 1998 in respect of service during 1997. On March 9, 1999 non-related directors, Paul Farrar, Robert Martin and James Roe were awarded options to purchase 13,400 Shares, and John Evans was awarded options to purchase 9,200 Shares in lieu of cash payments for service during 1998 on the board of directors and its committees. At that time Marvin Yontef was awarded options to purchase 25,900 Shares under the Company's Stock Option Plan. Further, Marvin Yontef was also issued 10,000 Shares and directors John Evans, Paul Farrar, Bob Martin and James Roe were each issued 7,500 Shares under the Company's Share Compensation Plan for services rendered in 1998 and 1999.

Directors' and Officers' Insurance and Indemnification

         The Company purchased liability insurance for the directors and officers of the Company and will pay the premium for such insurance. The by-laws of the Company also provide for the indemnification of the Company's directors and officers from and against any liability and cost in respect of any action or suit against them in connection with the execution of their duties of office, subject to the limitations contained in the Company's governing statute.

                              CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

         This statement of corporate governance practices is made pursuant to the policies and guidelines (the "Guidelines") of the TSE. The Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees, and the effectiveness and education of board members.

         The Company's board or directors and senior management consider effective corporate governance to be central to the proper operation of the Company and the interests of its shareholders and other stakeholders. This disclosure statement has been prepared by the Corporate Governance Committee of the board and has been approved by the board of directors.

Mandate of the Board

         The board of directors has explicitly acknowledged responsibility for the management of the business and affairs of, and to act with a view to the best interests of, the Company. The mandate of the board to deal with this responsibility is expressed to include, among other matters:

        (a)       the adoption of a strategic planning process;

        (b) the identification on a regular basis of the principal risks of the Company's business and the establishment of appropriate systems to manage these risks;

        (c)       the   assessment   of  management   performance,   considering
                  succession planning, and taking responsibility for appointing, training and monitoring senior management;

        (d) establishing a policy to facilitate communications with share-holders and others involved with the Company;

        (e) addressing the integrity of the Company's internal control and management information systems; and

        (f) considering, from time to time, matters that pertain to the Company operating in a foreign country or countries.

Board Meetings and Attendance

         The board of directors met six times during the year ended December 31,1998, including by way of telephone conference. All incumbent directors, except for Mr. Ho, attended at least 75% of the meetings. The board took all other actions during 1998 by unanimous written consent. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served.

Board Composition and Independence from Management

         The board believes that three of the nominated directors are "unrelated directors" and that the remainder may be considered to be "related directors" within the meaning of the Guidelines. An "unrelated director" under the Guidelines is a director who is independent of management and free from any interest, business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act other than interests arising from shareholding. In defining an "unrelated director", the Guidelines place emphasis on the ability of a director to exercise objective judgement.

         In deciding whether a particular director was a "related director" or an "unrelated director" for purposes of the Guidelines, the board of directors examined the factual circumstances of each director and considered them in the context of other relevant factors. Its determination was made based solely with regard to the language of the Guidelines. The board also concluded that no director would be unable to be sensitive to potential conflicts of interest, to act objectively and to perform his duties in the best interests of the Company.

         To the knowledge of the board of directors, the Company does not have a significant shareholder, as such term is defined in the Guidelines.

         The board has considered the Guidelines' recommendations regarding additional structures or procedures to ensure the board of directors' independence from management and concluded that the existing state was sufficient. All directors are expected to exercise prudent business judgement at all times.

         The current directors are all the same as those elected at the Annual and Special Meeting of the Shareholders of the Company held on May 7, 1998. The board has not required a non-management chairman or a "lead director".

         The board has encouraged management to identify opportunities for the Company and expects to assess and respond to risks associated in cooperation with management. These expectations have been met to date.



Decisions Requiring Board Approval

         The board of directors does not have a formal policy setting out which matters must be brought by management to the board for approval. There is a clear understanding between management and the board that all transactions and other matters of a material nature should be presented for consideration and, if appropriate, approval by the board, including the hiring or termination of any member of senior management. It is recognized that, from time to time, it may be appropriate for an individual director, or group of them, to engage an outside advisor at the expense of the Company. Such engagement would be subject to the approval of the board of directors.

Board Committees

     The board of directors has four committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Corporate Governance Committee. The committees and their mandates are outlined below:

(i) Audit Committee: The Audit Committee is responsible for reviewing the scope and audit plan of the independent auditors' examinations of the Company's financial statements and receiving and reviewing the reports of the independent auditor. The Audit Committee also meets with the independent auditor, conducts internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures and initiates or supervises any special investigations it may choose to undertake. The Audit Committee met four times during 1998 and was comprised of Messrs. Bennett, Farrar, and Roe with Mr. Farrar acting as Chairman.

(ii) Compensation Committee: In 1998, the Compensation Committee was comprised of Messrs. Rigney, Evans, and Martin, with Mr. Rigney acting as its Chairman. The Compensation Committee makes recommendations to the Company's board of directors with respect to the nature and amount of all compensation of the Company's officers, including recommendations on the Company's Stock Option Plan and Stock Compensation Plan. The Compensation Committee met twice during 1998.

(iii) Finance Committee: The Finance Committee is responsible for making recommendations to the board of directors in connection with, and reporting and coordinating efforts to ensure, financing for the Company's operations. In 1998, the Finance Committee was comprised of Messrs. Farrar, Roe, and Yontef, with Mr. Roe acting as Chairman.

(iv) Corporate Governance Committee: In 1998, the Corporate Governance Committee was comprised of Messrs. Evans, Roe, and Yontef, with Mr. Yontef acting as Chairman. The Corporate Governance Committee is responsible for reviewing and determining corporate governance duties and procedures and, where necessary, making recommendations to the board of directors on changes to corporate governance policies and procedures. The Corporate Governance Committee did not meet in 1998.

Shareholder Relations and Feedback

         All inquiries from shareholders and the investment community are referred initially to the Company's Chief Executive Officer, who ensures that the Company provides a satisfactory reply to the inquiry. The Company believes that its communications are sufficient and responsive.



Recruitment of New Directors and Assessment of Board Performance

         The board has not had to identify new board members to recruit in the last two years and has no formalized recruitment process. Further, the board does not formally review individual board members or committee assignments and their respective contributions. Although the Company does not have a formal process of orientation or education for new board members, senior management and the other directors spend a sufficient amount of time with new directors to help them become acquainted with the Company and its operations. This includes reviewing financial reports, projections, budgets, geological data and other related items.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's executive officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC, the TSE and AMEX, and to furnish the Company with copies. The Company first became subject to Section 16(a) on November 15, 1998. As of December 31, 1998 there were no persons, corporations or entities holding more than ten percent (10%) of the registered class of the Company's equity securities. Based solely on the Company's review of the copies of such forms received by it and written representations that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, officers, and beneficial owners of more than ten percent (10%) of its Shares were complied with, except that Robert W. Martin filed late an amended Form 3 concerning his initial statement of beneficial share ownership to include the Shares held indirectly by his spouse.

ITEM B: APPROVAL OF AMENDMENT TO 1997 STOCK OPTION PLAN

         On April 19, 1999, the board of directors of the Company, subject to approval by the shareholders of the Company, approved an amendment to increase the number of Shares which are to be made available for distribution under the 1997 Stock Option Plan (the "Plan"). The amendment would provide for a total of 1,000,000 Shares to be issuable, an increase of 250,000 Shares from the previously approved 750,000 Shares initially reserved for issuance. This increase will enable the Company to proceed with the purpose of the Plan to retain persons of training, experience and ability as independent directors, qualified employees and consultants in order to encourage the sense of proprietorship of such persons and to stimulate the active interests of such persons in the development and financial success of the Company. The Plan was originally adopted and approved by the Company's shareholders in 1997, thereby superseding and replacing the Option Plan adopted by the board of directors on November 29, 1996 in all respects.

         Accordingly, at the Meeting the following resolution to approve the amendment to the Plan will be presented:

                  BE IT RESOLVED, as an ordinary resolution of the shareholders of the Corporation, that the maximum number of Common Shares reserved for issuance under the 1997 Stock Option Plan of the Corporation be increased by 250,000 Common Shares to 1 million and that the same is hereby ratified, approved and authorized.

         If approved by the shareholders at the annual meeting, the first sentence of Section 4 of the Plan will be amended to provide as follows (change indicated italics):


                           Number of Shares.  (1) The total  number of Shares so
                  reserved by the Board shall not exceed one million (1,000,000) Shares and the total number of Shares so reserved for issuance to any one Optionee (whether under this Plan or otherwise at any time) shall not exceed five percent (5%) of the then Outstanding Issue.

         The remaining language of Section 4 and the remainder of the Plan will not be changed and the only effect of the amendment will be to increase the number of Shares reserved for option grants under the Plan.

         Copies of the 1997 Stock Option Plan as filed with the SEC may be obtained by shareholders without charge by writing to the Company at 8 Greenway Plaza,Suite 910, Houston, Texas 77046, Attention: Charles R. Erickson or calling 713-355-2900.

Increase in the Options Reserved

        The board of directors is proposing to increase the number of Shares for which options may be granted under the Plan. Unless the number of Shares reserved for issuance is increased, the Company could be limited in its ability to make further option grants, and hence could be precluded from providing the appropriate continuing incentives to its valued directors, employees and consultants.

Summary of the 1997 Stock Option Plan

        Under the Plan, the board may, in its sole discretion, grant options to purchase Shares ("Options") to any director, officer, employee or consultant of the Company, Sino-American or any of their subsidiaries ("Eligible Persons"). There are approximately 12 persons that fall into the Eligible Persons category. The administration of the Plan is the responsibility of the officers designated by the board.

        The Plan indicates that criteria for granting Options may consist of the current and potential contributions of an Eligible Person towards the success of the Company and any other factors which the board may deem relevant or proper. The Plan provides for the grant of every Option to be made by written agreement between the Company and an option grantee ("Optionee") and for the provisions of such agreements to conform to the provisions of the Plan and satisfy the board in its sole discretion.

        The exercise of an Option will be contingent upon the Company's receipt of payment of the full exercise price of such Option. To be considered a holder of any Share subject to an Option, such Share must have been fully paid for and issued upon the exercise of the Option. The Options granted to an Optionee may be exercised by the Optionee at the Optionee's discretion, provided that all Options not exercised by the Optionee cease to be exercisable and expire upon the earliest of: (i) thirty days following the termination for cause of employment of the Optionee with the Company, Sino-American or any of their subsidiaries; (ii) the fifth anniversary of the date on which the Options are granted; (iii) the third anniversary of normal retirement or death of an Optionee while an Eligible Person; and (iv) the end of the ninetieth day next following the termination of employment of the Optionee with, or resignation or removal of the Optionee from, his Company affiliation for any reason other than those referenced in (i), (ii) and (iii) hereof, except where the board determines that such termination, resignation or removal resulted from the Optionee's disability.


         Shares Subject to the Plan. The number of Shares approved by the board of directors, subject to approval by the shareholders of the Company, with respect to which Options may be granted under the Plan is 1,000,000 Shares, an increase of 250,000 Shares from the previously approved 750,000 Shares initially reserved for issuance. The number of Shares with respect to which Options may be granted is subject to adjustment in the event of a reorganization, stock split, stock dividend, merger, consolidation or other change in the capitalization of the Company. No Options or any rights thereunder are assignable or transferrable except upon death of the Optionee, to his beneficiaries. During the lifetime of an Optionee, Options are exercisable only by the Optionee or his legal representative.

         Change of Control. In the event of a change of control of the Company as a result of a take-over bid, the Company will immediately notify each Optionee currently holding an Option of the offer, whereupon such Option may be exercised by the Optionee, permitting the Optionee to tender the Shares received upon such exercise pursuant to the offer. In the event of a change of control of the Company as a result of a business combination or other events described in the Plan, any outstanding Options shall remain options to purchase shares of any successor corporation to the Company and an equitable adjustment shall be made to any Options then outstanding and the exercise price (or prices) in respect of such Options.

         Amendment. Subject to obtaining the consent of regulatory authorities, if applicable, and shareholder approval, if required by any such regulatory authority, the board may amend, modify or terminate the Plan at any time in its sole discretion. The board may not amend, modify or terminate the Plan with respect to any Option then outstanding under the Plan.

Shareholder Approval

         Under the rules of the TSE, approval of the proposed amendments to the Plan require an affirmative vote of a majority of the votes cast at the Meeting, other than votes attaching to securities beneficially owned by those to whom shares may be issued pursuant to the Plan or by associates of such persons. Implementation of the amendment to the Plan will also require the approval of the TSE.

Board of Directors Recommendation

         The affirmative vote of a majority of the Shares represented at the 1999 Annual and Special Meeting of the Shareholders in person or by proxy will be needed to approve the amendment to the Plan. The board believes that increasing the number of Shares reserved under the Plan is important in helping the Company to continue to retain qualified directors, employees and consultants. All of the executive officers and directors of the Company have expressed their intent to vote in favor of the amendment to the Plan. At April 28, 1999, the Record Date for the Meeting, such executive officers anddirectors owned approximately 14% of the Company's issued and outstanding Shares. The adoption of the proposed amendment to the Plan is viewed as appropriate in light of the Company's goal to retain qualified directors, employees and consultants. One million Shares proposed to be reserved for option grants under the Plan represent less than 12% of the Company's issued and outstanding Shares as of the date hereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVING THE AMENDMENT TO THE 1997 STOCK OPTION PLAN.



                             PRINCIPAL SHAREHOLDERS

         The following sets forth information, as of March 15, 1999, concerning beneficial ownership of the Shares by: (i) any shareholders known to the Company to beneficially own more than 5% of the issued and outstanding Shares, and (ii) all current executive officers, directors, and director nominees individually and as a group. Except as otherwise indicated and except for those Shares that are listed as being beneficially owned by more than one shareholder, each shareholder identified in the table has sole voting and investment power with respect to their Shares.

         Unless otherwise indicated, the beneficial owners of more than 5% of Shares information is based on Schedule 13G Reports filed with the SEC and the records of the Company.

                                                                          Shares of Common Stock
                                                                           Beneficially Owned at
                                                                             March 15, 1999(1)
                                                                             -----------------
                                                                                           Percent of
                                                                                              Class
Name of Person or Group               Position                            Number           Outstanding
-----------------------               --------                            ------           -----------
Robert E. Rigney                    Chairman of the Board
  8 Greenway Plaza, Suite 910       Chief Executive Officer               567,039(2)           6.4%
  Houston, Texas  77046

Fred A. Tietz                       President                              46,079               *

Bobby J. Fogle                      Vice-President Finance,
                                    Director                               87,066               *

Philip R. Henry                     Vice-President                         70,632               *

Charles R. Erickson                 Secretary                              64,479               *

Paul H. Farrar                      Director                               68,901               *

Shingyi Ho                          Vice President,
                                    Director                              256,219              2.9%

Ben F. Barnes                       Director, Sino-American               149,494              1.7%

James C. Roe                        Director                              126,531              1.6%

All of the executive officers
   and directors as a group (9 persons)                                 1,436,440             14.0%

State Street Research & Management Company                                479,400(3)           5.4%
   One Financial Center, 30th Floor
   Boston, MA  02111-2690

Filland International Ltd.                                                600,000(4)           6.8%
   19th Floor Evergo House
   38 Gloucester Road
   Wanchai, Hong Kong

(1) Unless otherwise indicated in the footnotes below, the number of Shares held and the percent outstanding are as of March 15, 1999. Unless otherwise indicated in the footnotes below, the persons named have sole voting and investment power over the number of Shares beneficially owned by them. The table includes the following shares that were acquirable within 60 days following March 15, 1999 by exercise of options granted under the Company's stock option plans: Mr. Robert E. Rigney - 62,500; Mr. Frederic A. Tietz - 32,500; Mr. Bobby J. Fogle - 65,000; Mr. Philip R. Henry - 27,500; Mr. Charles R. Erickson - 25,000; Mr. Paul H. Farrar - 53,400; Mr. Shingyi Ho - 143,500; Mr. Ben Barnes - 9,200; and Mr. James C. Roe - 68,400.
(2)  Based on a Schedule  13G filed with the SEC  December 3, 1998.
(3) Based on a Schedule 13G dated February 11, 1999 filed with the SEC, State Street Research & Management Company,an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of 479,400 Shares as a result of acting as an invest-ment advisor to several clients.
(4) Based on Company records only as Filland is a foreign corporation not subject to SEC filing requirements.
* Less than 1%.

                        Executive Officers of the Company

         The executive officers of the Company are appointed annually by the board of directors. Information regarding Robert E. Rigney, Chief Executive Officer and Chairman of the Board, Bobby J. Fogle, Vice President Finance, and Shingyi Ho, Vice President, is set forth above under "Directors of the Company." Set forth below is certain information as of the date hereof, concerning the other executive officers of the Company.

         Frederic A. Tietz, 67, has served as President of the Company and Sino-American since 1996. From 1991 to 1996, Mr. Tietz worked as an independent consultant to McDermott International and Axem Resources. Mr. Tietz is a Certified Petroleum Geologist and has over 35 years of oil and gas exploration and production experience including serving as President of Monsanto Oil Company and as President of BHP Petroleum (Americas) Inc.

         Philip R. Henry, 45, joined the Company in 1996 serving as Vice-President, Operations of the Company and Vice-President of Sino-American. Mr. Henry was a partner with Klenda Financial Services, Inc., a financial services company based in Denver, Colorado, from 1988 until 1996.

         Charles R. Erickson, 44, has served as Secretary and Legal Counsel to the Company and Sino-American since 1998. Prior to joining the Company in 1998, Mr. Erickson served Triton Engineering Services Company and its subsidiaries for 12 years in various capacities including Director, Executive Vice-President, General Counsel and Corporate Secretary.

                 INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

         There are no material interests, direct or indirect, of any director, officer or any shareholder of the Company who beneficially owns, directly or indirectly, or exercises control or direction over more than five percent (5%) of the outstanding Shares, or any known family member, associate or affiliate of such persons, participating in any transaction within the last three years or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries.

                  INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

         Management of the Company is not aware of any indebtedness outstanding by directors or officers of the Company to the Company or its subsidiaries at any time during the year ended December 31, 1998.

                             SHARE PERFORMANCE TABLE

                                [Graphic Omitted]

         The following table illustrates changes over the three year period ended December 31, 1998 in cumulative total shareholder return, assuming an initial investment of $100 on December 31, 1996 measured against the cumulative total return of the TSE 300 Index and the TSE Oil and Gas Index. Since the Company has only been traded on the AMEX since June 24, 1998, the Company used the share performance on the TSE for its comparison.

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                     12/12/96      12/31/96       12/31/97       12/31/98
                   ----------------------------------------------------------
  PDR                  100           100              96              6
  TSE 300              100           104             119            117
  TSE O&G              100           106             110             77
  ---------------------------------------------------------------------------

                  OTHER BUSINESS TO BE CONDUCTED AT THE MEETING

Receipt of the Consolidated Financial Statements and Auditors' Report

         At the Meeting, shareholders will receive and consider the consolidated financial statements of Pendaries for the year ended December 31, 1998 and the auditors' report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken.

ITEM D: REAPPOINTMENT OF AUDITOR

         Unless otherwise directed, it is management's intention to vote the proxies FOR the resolution to reappoint Arthur Andersen LLP, Houston, Texas, to serve as auditor of Pendaries until the next annual meeting of the shareholders and to authorize the directors to fix the auditors' remuneration. Arthur Andersen has been Pendaries' auditors since 1996. A representative from Arthur Andersen will be present at this year's meeting of shareholders and is expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Pursuant to various rules promulgated by the SEC, a shareholder that seeks to include a proposal in the Company's proxy statement and form of proxy card for the annual meeting of the Shareholders of the Company to be held in 2000 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company addressed to Charles R. Erickson, the Secretary of the Company, at 8 Greenway Plaza, Suite 910, Houston, Texas 77046, no later than December 31, 1999. Further, pursuant to SEC Rule 14a-4(c), if the Company does not receive notice of a shareholder proposal at least by March 15, 2000, the Company will have discretionary authority to vote shareholder proxies regarding the proposal.

                                  OTHER MATTERS

         Management knows of no amendment or other matters to come before the Meeting other than the matters referred to in the Notice of Annual and Special Meeting. However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

         All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than five percent (5%) of the Shares is based upon information contained in reports filed by such owner with the SEC.

         THE CORPORATION HAS PROVIDED TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY A COPY OF THE CORPORATION'S 1998 ANNUAL REPORT WHICH INCLUDES A COPY OF ITS ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) TO THE SEC FOR THE YEAR ENDED DECEMBER 31, 1998.

                       BY ORDER OF THE BOARD OF DIRECTORS


                                                     Charles R. Erickson
                                                     Corporate Secretary
Houston, Texas
April 19, 1999